Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP.  REPORTS FIRST QUARTER RESULTS

Melville, New York, Thursday, September 23, 2010......Park Electrochemical Corp. (NYSE-PKE) reported sales of $54,505,000 for its 2011 fiscal year second quarter ended August 29, 2010 compared to sales of $42,518,000 for last fiscal year’s second quarter ended August 30, 2009.  Park’s sales for the six months ended August 29, 2010 were $113,531,000 compared to sales of $79,215,000 for last year’s first six months.

Park reported net earnings of $9,447,000 for the second quarter ended August 29, 2010 compared to net earnings of $4,755,000 for last year’s second quarter.

For the six months ended August 29, 2010, Park reported net earnings of $19,316,000 compared to net earnings of $7,829,000 for last year’s first six-month period.

Park's basic and diluted earnings per share were $0.46 for the second quarter ended August 29, 2010 and $0.94 and six-month period ended August 29, 2010 compared to basic and diluted earnings per share of $0.23 and $0.38 for last year’s second quarter and six-month period, respectively.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (866) 395-4830 in the United States and Canada and (706) 634-2174 in other countries and the required passcode is 12266870.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Tuesday, September 28, 2010. The conference call replay can be accessed by dialing (800) 642-1687 in the United States and Canada and (706) 645-9291 in other countries and entering passcode 12266870 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace and specialty markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. Park also specializes in the design and manufacture of complex composite aircraft and space vehicle parts. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

The performance table (in thousands, except per share amounts–unaudited):

	13 weeks Ended		26 weeks Ended
	8/29/10	8/30/09	8/29/10	8/30/09

Sales	$54,505	$42,518	$113,531	$79,215

Net Earnings	$9,447	$4,755	$19,316	$7,829

Basic and Diluted Earnings Per Share:	$0.46	$0.23	$0.94	$0.38
Weighted Average Shares Outstanding:
Basic	20,632	20,534	20,596	20,503
Diluted	20,642	20,554	20,625	20,518

The comparative balance sheets (in thousands):

	8/29/10	2/28/10
	(unaudited)
Assets
Current Assets
Cash and Marketable Securities	$252,153	$237,840
Accounts Receivable, Net	34,180	31,698
Inventories	14,144	11,973
Other Current Assets	2,611	1,167

Total Current Assets	303,088	282,678

Fixed Assets, Net	43,392	44,905
Other Assets	16,984	15,521

Total Assets	$363,464	$343,104

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$9,985	$10,201
Accrued Liabilities	10,109	7,301
Income Taxes Payable	3,964	4,140

Total Current Liabilities	24,058	21,642

Deferred Income Taxes	1,398	1,398
Restructuring Accruals and Other Liabilities	3,646	3,966

Total Liabilities	29,102	27,006

Stockholders’ Equity	334,362	316,098

Total Liabilities and Stockholders' Equity	$363,464	$343,104

Equity Per Share	$16.23	$15.40

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended		26 Weeks Ended
	8/29/10	8/30/09	8/29/10	8/30/09

Net Sales	$54,505	$42,518	$113,531	$79,215
Cost of Sales	36,188	31,570	75,051	59,059
%	66.4%	74.3%	66.1%	74.6%
Gross Profit	18,317	10,948	38,480	20,156
%	33.6%	25.7%	33.9%	25.4%
Selling, General and Administrative
Expenses	7,238	5,203	15,000	11,120
%	13.3%	12.2%	13.2%	14.0%
Earnings from Operations	11,079	5,745	23,480	9,036
%	20.3%	13.5%	20.7%	11.4%
Other Income	218	205	294	893
%	0.4%	0.5%	0.2%	1.1%
Earnings Before Income Taxes	11,297	5,950	23,774	9,929
%	20.7%	14.0%	20.9%	12.5%
Income Tax Provision	1,850	1,195	4,458	2,100
Effective Tax Rate	16.4%	20.1%	18.8%	21.2%

Net Earnings	9,447	4,755	19,316	7,829
%	17.3%	11.2%	17.0%	9.9%

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